EXHIBIT 4.1


                                    DELAWARE
                                    ________
                                THE FIRST STATE


     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MEDIVISOR, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JANUARY, A.D. 2008, AT 11:58 O'CLOCK A.M.




[STATE SEAL GOES HERE]               /s/HARRIET SMITH WINDSOR
                                     _________________________
                                     Harriet Smith Windsor, Secretary of State
                                     AUTHENTICATION:  6413810
                                               DATE:  02-28-08

3480108  8100
080246125
You may verify this certificate
online at corp.delaware.gov/authver.shtml

                               STATE OF DELAWARE
                               SECRETARY OF STATE
                            DIVISION OF CORPORATIONS
                                  P.O. BOX 898
                             DOVER, DELAWARE 19903


PAGE 1  [LOGO HERE]                                                 080246125

                                                                    02-28-08
9451653
MEDIVSOR INC.
326 WALT WHITMAN ROAD
HUNTINGTON STATION      NY      11746

ATTN:  DYAN ALAIMO

________________________________________________________________________________

MEDIVISOR, INC.
3480108  8100  Certified Copy

                                Certification Fee               30.00
                                Document Page Fee                4.00
                     Expedite Same Day, 1-4 Cert.               50.00

                                          FILING TOTAL          84.00

                                        TOTAL PAYMENTS          84.00

                               SERVICE REQUEST BALANCE           0.00

                      ATTACHMENT TO THE STATE OF DELAWARE
                          CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION



4. The total number of shares of stock which the corporation shall have the authority to issue is One Hundred Fifty Million (150,000,000), of which One hundred Million (100,000,000) shares of the par value $0.001 stock shall be common stock and Fifty Million (50,000,000) of the par value $0.001 shall be preferred stock.

The powers, preferences and rights, and the qualification, limitations and restrictions of the corporation's common stock and preferred stock are as follows:

     (a) Holders of the corporation's common stock as a class have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefore and are entitled upon liquidation of the corporation to share ratable in the net assets available for distribution, are not redeemable, and have no pre-emptive or similar rights; and holders of the corporate common stock have one non-cumulative note for each share held of record on all matters to be voted on by the corporation's stockholders.

(b) The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions or resolutions providing for the issuance of such preferred stock adopted form time to time by the Board of Directors. The Board of Director is hereby expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuance of preferred stock the voting powers, designations, preferences and right, and the qualifications, limitations and restrictions thereof, of each such series to the full extent now and hereafter permitted by the laws of the State of Delaware.